Exhibit 3.9

ARTICLES OF INCORPORATION

OF

TELEFAX, INC.

I, the undersigned natural person of twenty-one (21) years or more, do hereby form a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled “Business Corporation Act,” and the several amendments thereto, and to that end, do hereby set forth:

ARTICLE I.

The name of the corporation is Telefax, Inc.

ARTICLE II.

The period of duration of the corporation shall be perpetual.

ARTICLE III.

The purpose or purposes for which the corporation is organized are:

A.    To engage in a general communications business, and do each and every act and thing necessary for and incidental to the conduct of such business.

B.    To become a partner or joint venturer with an individual, partnership, or another corporation in the ownership and participation in a business authorized herein.

C.    To engage in any other lawful activity, including, but not limited to, construction, manufacturing, raising or otherwise producing and repairing, servicing, storing and otherwise caring for any other type of stucture, commodity, poultry or livestock; processing, selling, brokering, factoring, or distributing any types of real and personal properties; extracting and processing natural resources, passporting freight or passengers by land, sea or air; collecting and disseminating information or advertisement through any medium whatsoever, performing personal services of any nature, and entering into or serving in any type of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary, or representative capacity or relationship for any persons, firms or corporations whatsoever.

ARTICLE IV.

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares of common capital stock at a par value of One ($1.00) Dollar per share.

ARTICLE V.

The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is One Thousand ($1,000.00) Dollars.

ARTICLE VI.

The address of the initial registered office of the corporation is 11508 Bainbridge Terrace, Wake County, Raleigh, North Carolina 27614, and the initial registered agent at such address is John Stevenson Smiley.

ARTICLE VII.

The number of directors of the corporation may be fixed by the By-Laws, but shall not be less than one (1).

The number of directors constituting the initial Board of Directors shall be one (1), and the name and address of the person who is to serve as director until the first meeting of stockholders or until his successor is elected and qualified is:

John Stevenson Smiley - 11508 Bainbridge Terrace

             Raleigh, North Carolina 27614

ARTICLE VIII.

The name and address of the incorporator is:

Sherman A. Yeargan, Jr. P. O. Drawer 70 1500 Branch Bank Building Raleigh, North Carolina 27602.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this the 14th day of November, 1983.

/s/ Sherman A. Yeargan, Jr.
Sherman A. Yeargan, Jr.

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ARTICLES OF AMENDMENT

TO THE CHARTER OF

Telefax, Inc.

The undersigned corporation, for the purpose of amending its Articles of Incorporation and pursuant to the provisions of Section 55-108 of the General Statutes of North Carolina, hereby executes the following Articles of Amendment

1.    Name of the corporation:        Telefax, Inc.

2.    At a regularly convened meeting of the shareholders of the corporation held on the 24th day of, May, A.D. 1984, the following amendment to the charter of the corporation was adopted by vote of the shareholders:

The name of the corporation shall be changed from Telefax, Inc. to Business Telecom, Inc.

3.    The number of shares of the corporation outstanding at the time of the adoption of said amendment or amendments was 30,000, and the number of shares entitled to vote thereon was 30,000. The designation of each class entitled to vote as a class on the adoption of said. amendment or amendments, and the number of shares of each such class was as follows:

CLASS	NUMBER OF SHARES
Common	30,000

4.    The number of shares voted for amendment or amendments was 30,000; and the number of shares voted against the amendment or amendments was 0. Voting within each class entitled to vote as a class was as follows:

	NUMBER OF SHARES VOTED
CLASS	FOR	AGAINST
Common	30,000	0

5.    Any exchange, reclassification or cancellation of issued shares will be effected in the following manner: (to be completed when the amendment itself does not set forth the manner in which the same will be effected)

Only effect of the amendment is to change the name of the corporation.

6.    Any change in the stated capital of the corporation will be effected in the following manner: (Include statement, expressed in dollars, of the amount of stated capital as changed)

Only effect of the amendment is to change the name of the corporation.

7.        Notice was given to shareholders containing the following statement informing them of dissenter’s rights to payment:

or; The amendment herein effected does not give rise dissenter’s right to payment:

(Give brief explanation as to why no such rights arise) There are no dissenters’ rights to payment because the only effect of the amendment is to change the name of the corporation.

IN TESTIMONY WHEREOF, THIS statement is signed by the President and Secretary this the 14th day of August, A.D. 1984.

/s/ Peter J. Loftin
President

/s/ R. P. Woodson, Jr.
Secretary

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ARTICLES OF AMENDMENT

TO THE CHARTER OF

BUSINESS TELECOM, INC.

The undersigned corporation, for the purpose of amending its Articles of Incorporation and pursuant to the provisions of Section 55-103 of the General Statutes of North Carolina, hereby executes the following Articles of Amendment.

1.    The name of the corporation is BUSINESS TELECOM, INC.

2.    At a regularly convened meeting of the shareholders of the corporation held on the 29th day of January, A. D. 1986, the following amendment to the charter of the corporation was adopted by vote of the shareholders:

The aggregate number of shares which the corporation shall have authority to issue shall be increased from One Hundred Thousand (100,000) shares of common capital stock at a par value of One ($1.00) Dollar per share to Two Hundred Thousand (200,000) shares of common capital stock at a par value of One ($1.00) Dollar per share.

3.    The number of shares of the corporation validly outstanding at the time of the adoption of said amendment was 100,000, and the number of shares entitled to vote thereon was 100,000. The designation of each class entitled to vote as a class on the adoption of said amendment and the number of shares of each such class was as follows:

Class	Number of Shares
Common	100,000

4.    The number of shares voted for amendment was 100,000; and the number of shares voted against the amendment was -0-. Voting within each class entitled to vote as a class was as follows:

Class	Number of Shares Voted
	For	Against
Common	100,000	0

5.    Any exchange, reclassification or cancellation of issued shares will be effected in the following manner:

Only effect of the amendment is to increase the authorized capitalization of the corporation.

6.    Any change in the stated capital of the corporation will be effected in the following manner:

Authorized capitalization of the corporation is increased from One Hundred Thousand shares of common capital stock at a par value of One ($1.00) Dollar per share to Two Hundred Thousand (200,000) shares of common capital stock at a par value of One ($1.00) Dollar per share.

The amendment herein effected does not give rise to dissenter’s right to payment:

There are no dissenters’ rights to payment because the only effect of the amendment is to increase the authorized capitalization of the corporation.

IN TESTIMONY WHEREOF, THIS statement is signed by the President and Secretary this 29th day of January, A. D. 1986.

/s/ Peter J. Loftin
President

/s/ R. P. Woodson, Jr.
Secretary

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